Exhibit 10.16

MULTI-COLOR CORPORATION

RESTRICTED SHARE AGREEMENT (TIME-BASED)

THIS RESTRICTED SHARE AGREEMENT (“Agreement”), dated as of the      day of             , 2015, by and between MULTI-COLOR CORPORATION, an Ohio corporation (“Company”), and                      (“Grantee”), is made pursuant to the provisions of the Company’s 2012 Stock Incentive Plan (“Plan”). All terms used in this Agreement that are defined in the Plan shall have the same meanings given them in the Plan.

RECITALS:

A. The Company has adopted the Plan to enhance the ability of the Company to attract and retain highly qualified employees.

B. Grantee is an executive officer and key employee of the Company.

C. The Company and Grantee desire to enter into this Agreement to set forth their understanding with respect to the issuance of shares of the Company’s Common Stock to Grantee pursuant to the Plan.

AGREEMENT:

NOW, THEREFORE, the parties hereto agree as follows:

1. AWARD OF SHARES. Subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth in this Agreement, the Company on this date awards to Grantee                  shares of Common Stock of the Company (“Restricted Shares”).

2. TERMS AND CONDITIONS. The award of Restricted Shares hereunder is subject to the following terms and conditions:

2.1 Non-Transferability. Except as may be otherwise provided in the Plan, Restricted Shares (or any right or interest in Restricted Shares) may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered until the end of the Restriction Period (as defined in Section 2.2 below) applicable to Restricted Shares. Except as may be otherwise provided in the Plan, any sale, assignment, transfer, disposal, mortgage, pledge or other encumbrance, of any Restricted Shares, or any right or interest therein, in violation of this Section 2.1 shall be null and void.

2.2 Period of Restriction. Subject to earlier lapse of restrictions or forfeiture as hereinafter provided, the period of restriction (“Restriction Period”) applicable to Restricted Shares shall lapse on the first anniversary of the date of this Agreement with respect to one-third of the Restricted Shares awarded to Grantee pursuant to this Agreement, on the second anniversary of the date of this Agreement with respect to an additional one-third of the Restricted Shares, and on the third anniversary of the date of this Agreement with respect to the remaining one-third of the Restricted Shares; provided, however, that Grantee continues to serve as an executive officer of the Company on each such date.

2.3 Earlier Lapse of Restriction Period. Notwithstanding the provisions of Section 2.2, the Restriction Period shall lapse with respect to all Restricted Shares immediately upon a Change in Control or upon the determination of the Committee in its sole and absolute discretion. If while in the employ of the Company the Grantee dies or has a Disability or satisfies the conditions of Normal Retirement (defined below), as the case may be, the Restricted Shares shall vest in full on the date of such death or Disability or satisfaction of conditions of Normal Retirement, as the case may be. As used herein, “Normal Retirement” means retirement with the Company at or after age 62 after ten years of service with the Company.

2.4 Forfeiture. If Grantee’s employment terminates for Cause or for any other reason not identified in this Section 2, Grantee shall forfeit unvested Restricted Shares granted hereunder. All Restricted Shares forfeited by Grantee shall be canceled (without any payment to Grantee) and Grantee shall have no further rights with respect thereto.

2.5 Certificates. Restricted Shares shall be registered on the Company’s stock transfer books in the name of Grantee in book entry, electronic form, or in certificated form. If issued in certificated form, physical possession of the stock certificate (together with a stock power endorsed in blank by Grantee) shall be retained by the Company until such time as the Restriction Period lapses. Upon any forfeiture of Restricted Shares, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by Grantee. Restricted Shares issued in book entry or electronic form shall be subject to the following legend, and any certificates representing Restricted Shares shall bear the following legend:

“The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer as set forth in the Multi-Color Corporation 2012 Stock Incentive Plan, and in the related Restricted Share Agreement. A copy of the Plan and such Restricted Share Agreement may be obtained from the Secretary of Multi-Color Corporation.”

2.6 Voting Rights; Dividends and Distributions. During the Restriction Period, Grantee may exercise full voting rights with respect to the Restricted Shares. The payment of dividends and distributions with respect to the Restricted Shares shall be deferred until the lapsing of the Restriction Period applicable to the Restricted Shares. Interest on deferred cash dividends shall be credited to the account of Grantee at the prime rate as listed in the Wall Street Journal on the date on which the Restricted Shares was granted (or if not published on such date, the preceding business day), with such interest date to be adjusted on each subsequent October 1 to the prime rate listed in the Wall Street Journal on such date (or if not published on such date, the preceding business day). Payment of deferred cash dividends, together with the accrued interest thereon, shall be made to Grantee within 60 days of the lapsing of the Restriction Period applicable to the Restricted Shares with respect to which the deferred dividends were paid. Any dividends deferred (together with any interest accrued thereon) with respect to Restricted Shares shall be forfeited to the Company upon the forfeiture of such Restricted Shares. If any dividends or distributions are paid in the form of Common Stock, such Common Stock shall be subject to the same restrictions as the Restricted Shares with respect to which they were paid. Grantee agrees to deliver to the Company any certificates representing stock or other securities which Grantee may receive during the Restriction Period with respect to Restricted Shares (together with a stock power endorsed in blank by Grantee).

2.7 Adjustments in Authorized Shares and Outstanding Common Stock. In the event of any change in the corporate structure of the Company affecting the Common Stock, including a merger, reorganization, consolidation, liquidation, recapitalization, reclassification, redesignation, stock dividend, other distribution other than ordinary cash dividends, stock split, reverse stock split, spin off, combination, repurchase or exchange of shares or issuance of warrants or rights to purchase shares or other securities, or other change in corporate structure affecting the Common Stock, the Company shall adjust the number and type of shares of Common Stock subject to this Agreement in such a manner as the Company, in its discretion, determines to be appropriate and equitable to prevent dilution or enlargement of the rights of Grantee and to preserve, without exceeding, the value of the grant hereunder; provided, however, that the number of shares subject to this Agreement shall be a whole number.

3. TAX PROVISIONS.

3.1 Section 83(b) Election. If Grantee timely elects, under section 83(b) of the Internal Revenue Code of l986, as amended, to include the fair market value of Restricted Shares on the date hereof in Grantee’s gross income for the current taxable year, Grantee agrees to give prompt notice to the Company. The Company shall have the right to retain and withhold the amount of taxes (if any) required by any government to be withheld or otherwise deducted and paid with respect to Restricted Shares.

3.2 Withholding. To the extent that the Company is required to withhold any federal, state, local, foreign or other tax in connection with the Restricted Shares pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company for payment of such taxes required to be withheld. The Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Grantee under this Agreement, and the Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender. In no event shall the Fair Market Value of the Shares to be surrendered pursuant to this section to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact.

4. ENTIRE AGREEMENT; INCORPORATION OF PLAN. This Agreement is subject to the terms and conditions of the Plan. This Agreement, Grantee’s Employment Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect to this Agreement. In the event of any inconsistency between the provisions of this Agreement, Grantee’s Employment Agreement and the Plan, the order of precedence shall be as follows: (1) Grantee’s Employment Agreement; (2) the Plan; and (3) this Agreement. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise in this Agreement, have the right to determine any questions which arise in connection with the grant of the Restricted Shares. Grantee acknowledges the receipt of a copy of the Plan which is hereby incorporated herein by reference along with a copy of the Prospectus relating thereto, in each case prior to the execution of this Agreement.

5. NO EMPLOYMENT CONTRACT. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company, nor limit or affect in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee.

6. RELATION TO OTHER BENEFITS. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company.

7. CAPTIONS. The captions and section headings used herein are for convenience only, shall not be deemed to be part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.

8. GOVERNING LAW.

8.1 The interpretation, performance, and enforcement of this Agreement, including tort claims, shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof.

8.2 Any party bringing a legal action or proceeding against another party arising out of or relating to this Agreement may bring the legal action or proceeding only in the United States District Court for the Southern District of Ohio and any of the courts of the State of Ohio, in each case sitting in Cincinnati, Ohio.

8.3 Each of the Company and the Grantee waives, to the fullest extent permitted by law, (i) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any court of the State of Ohio sitting in Cincinnati, Ohio or the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.

8.4 Each of the Company and the Grantee submits to the exclusive jurisdiction (both personal and subject matter) of (i) the United States District Court for the Southern District of Ohio sitting in Cincinnati, Ohio and its appellate courts, and (ii) any court of the State of Ohio sitting in Cincinnati, Ohio and its appellate courts, for the purposes of all legal actions and proceedings arising out of or related to this Agreement.

9. BINDING EFFECT. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors and any permitted assigns.

10. AMENDMENT; MODIFICATION OR TERMINATION OF THE PLAN. The amendment, modification or termination of the Plan shall not adversely affect Grantee’s Restricted Shares without the written consent of Grantee.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MULTI-COLOR CORPORATION

By:

Title:
(“Company”)

(Signature of Grantee)

(Printed Name of Grantee)